Exhibit 4.2

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN REQUEST FOR SUCH INFORMATION AT THE FOLLOWING ADDRESS: 20C TROLLEY SQUARE, WILMINGTON, DE, 19806.

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $568,181.82	Issue Date: March 10, 2022
Purchase Price: $500,000
Original Issue Discount: $68,181.82

SENIOR SECURED PROMISSORY NOTE

For value received, SmartCard Marketing Systems, Inc, a corporation organized under the laws of the state of Delaware (the “Borrower”), hereby promises to pay to the order of Leonite Fund I, LP, a limited partnership organized under the laws of the State of Delaware, or registered assigns (the “Holder”) the principal sum of up to Five Hundred Sixty Eight Thousand One Hundred Eighty One and 82/100 Dollars ($568,181.82) or so much as has been advanced in one or two tranches (the “Principal Amount”), together with interest on the Principal Amount, on the dates set forth below or upon acceleration or otherwise, as set forth herein (or as may be amended, extended, renewed and refinanced, collectively, this “Note”). The “Interest Rate” shall reset daily and accrue at a rate equal to the greater of (i) the Prime Rate plus six percent (6%) per annum, or (ii) 14%. The “Prime Rate” shall mean that variable rate of interest published from time to time by the Wall Street Journal as the prime rate of interest. In no event shall the Interest Rate exceed the maximum rate allowed by law; any interest payment which would for any reason be unlawful under applicable law shall be applied to principal.

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The consideration to the Borrower for this Note is Five Hundred Thousand Dollars ($500,000) (the “Consideration”) to be paid by Holder in one or two tranches (each, a “Tranche”) of Two Hundred Fifty Thousand Dollars ($250,000) each. The first Tranche shall consist of a payment by Holder to Borrower on the Issue Date of no less than $250,000, from which the Holder shall retain ten thousand dollars ($10,000) to cover its legal fees. A second Tranche consisting of $250,000 shall be paid by Holder to Borrower at Holder’s sole discretion, provided however, that in the event that Borrower achieves net earnings in excess of Forty Five Thousand Dollars ($45,000) in two (2) consecutive calendar quarters during the 12 months following the Issue Date, then Holder shall be obligated to pay to Borrower the second $250,000 Tranche, from which the Holder shall retain five thousand dollars ($5,000) to cover its legal fees.

The maturity date (“Maturity Date”) for each Tranche shall be at the end of the period that begins from the date each Tranche is advanced and ends twelve (12) months thereafter (such periods each referred to herein as a “Tranche Term”). The principal sum, as well as interest and other fees shall be due and payable in accordance with the payment terms set forth in Article I herein. Subject to Section 5.9 below, this Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein.

Any amount of principal, interest, other amounts due hereunder or penalties on this Note, which is not paid by the due date as specified herein, shall bear interest at the lesser of the rate of twenty four percent (24%) per annum or the maximum legal amount permitted by law (the “Default Interest Rate”), from the due date thereof until the same is paid in full, including following the entry of a judgment in favor of Holder (“Default Interest”).

If any payment (other than a payment due at maturity or upon default) is not made on or before its due date, the Holder may at its discretion collect a delinquency charge equal to the greater of one hundred Dollars ($100.00) or five (5%) percent of the unpaid amount. The unpaid balances on all obligations payable by Borrower and due to Holder pursuant to the terms of this Note, shall in addition to other remedies contained herein, bear interest after default or maturity at an annual rate equal to the Default Interest Rate.

Except as provided for in Section 1.2 below, all payments of principal and interest due hereunder shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Holder at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, and then to principal. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, interest shall continue to accrue during such extension. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

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This Note carries an original issue discount of Sixty Eight Thousand One Hundred Eighty One and 82/100 Dollars ($68,181.82) (the “OID”), to cover the Holder’s accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Note, which is included in the principal balance of this Note. Thus, the purchase price of this Note shall be five hundred thousand Dollars ($500,000), computed as follows: the Principal Amount minus the OID. The OID shall be earned upon each Tranche on a pro rata basis of their proportion of the total Consideration. (For example: upon the advance of the first Tranche, Thirty Four Thousand Ninety and 91/100 Dollars ($34,090.91) shall be added to the principal amount of the outstanding Note in addition to the amount advanced, and the total amount owed, or the total principal amount, shall be Two Hundred Eighty Four Thousand Ninety and 91/100 Dollars ($284,090.91).

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

This Note shall be a senior secured obligation of the Borrower, with first priority over all current and future Indebtedness (as defined below) of the Borrower and any subsidiaries, whether such subsidiaries exist on the Issue Date or are created or acquired thereafter (each a “Subsidiary” and collectively, the “Subsidiaries”). The obligations of the Borrower under this Note are secured pursuant to the terms of the security and pledge agreement (the “Security and Pledge Agreement”) of even date herewith by and between the Borrower and the Holder, terms of which are incorporated by reference and made part of this Note. With respect to any Subsidiary created or acquired subsequent to the Issue Date, Borrower agrees to cause such Subsidiary to execute any documents or agreements that would bind the Subsidiary to the terms herein and in the Related Documents (defined below).

This Note is issued by the Borrower to the Holder pursuant to the terms of that certain Securities Purchase Agreement even date herewith (the “Purchase Agreement” and collectively with the Security and Pledge Agreement, the “Related Documents”), terms of which are incorporated by reference and made part of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement. As used herein, the term “Trading Day” means any day that Borrower’s common stock (the “Common Shares”) are listed for trading or quotation on OTC Markets, or any other exchanges or electronic quotation systems on which the Common Shares are then traded (as defined in the Purchase Agreement).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders or members, as applicable, of Borrower and will not impose personal liability upon the holder thereof.

In addition to the terms above, the following terms shall also apply to this Note:

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ARTICLE I. PAYMENTS

1.1        Principal Payments. The Principal Amount of each Tranche shall be due and payable in six (6) equal monthly installments (each a “Monthly Principal Payment”) with the first Monthly Principal Payment due on the date that is seven (7) months after such tranche is advanced, and the last Monthly Principal Payment due on the Maturity Date. In the event that during the twenty one (21) consecutive Trading Days prior to any date that is on or after six (6) months from the Issue Date, (i) the average low trading price of the Common Shares is at least twenty one cents ($0.21), and (ii) the average daily VWAP is at least $10,000, then Borrower shall thereafter not be required to make any Monthly Principal Payments during the Tranche Term and the unpaid balance of the Principal Amount shall become due and payable on the Maturity Date.

1.2        Interest Payments. Interest on this Note (i) is computed separately for each Tranche; (ii) compounds monthly (that is, for each month during each Tranche Term, the amount of accrued interest is determined by multiplying one twelfth (1/12th) of the Interest Rate by the sum of the principal amount plus any accrued and unpaid interest of such Tranche); (iii) is payable monthly; and (iv) is guaranteed to the Holder for the entirety of each Tranche Term, without regard to an acceleration of the Maturity Date, based on the total Principal Amount of each Tranche, without regard to a reduction of the Principal Amount resulting from, without limitation, Principal Payments, or prepayment by Borrower. See Exhibit B, attached hereto, for a complete payment schedule for the first Tranche. A Payment schedule for the second Tranche shall be provided upon distribution of the second Tranche.

1.3        Other Payment Obligations. All payments, fees, penalties, and other charges, if any, due under this Note shall be payable pursuant to the terms contained herein, but in any case, shall be payable no later than the Maturity Date.

ARTICLE II. INTENTIONALLY OMITTED.

ARTICLE III. RANKING, CERTAIN COVENANTS AND POST CLOSING OBLIGATIONS

3.1       Warrant. Upon the advance of the first Tranche by Holder to the Borrower, Borrower shall issue to the Holder a common share purchase warrant (the “Warrant”), exercisable for five million (5,000,000) Common Shares. The Warrant shall have a term of five (5) years, and an exercise price of twelve cents ($0.12) per share and shall contain full-ratchet anti-dilution protection provisions.

3.2        Equity Interest. Upon the advance of the first Tranche by Holder to the Borrower, Borrower shall issue to Holder three million (3,000,000) Common Shares (the “Equity Interest”).

3.3        Distributions on Common Shares. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) issue any dividend or other distribution (whether in cash, property or other securities) on the Common Shares (or other capital securities of the Borrower) other than dividends on Common Shares solely in the form of additional Common Shares or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of Common Shares (or other securities representing its capital) except for distributions that comply with Section 3.7 below, provided, however, that this provision is not applicable to any future token or NFT offerings or issuances by the Company.

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3.4        Restrictions on Variable Rate Transactions. Unless approved by the Holder, Borrower and each Subsidiary shall not enter into an agreement or amend an existing agreement to effect any sale of securities involving, or convert any securities previously issued under, a Variable Rate Transaction. The term “Variable Rate Transaction” means a transaction in which Borrower or any Subsidiary (i) issues or sells any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the Common Shares at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of Borrower or the Subsidiary, as the case may be, or the market for the Common Shares, or (ii) enters into any agreement (including, without limitation, an “equity line of credit” or an “at-the-market offering”) whereby Borrower or any Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). The Holder shall be entitled to obtain injunctive relief against Borrower and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, the restrictions in this paragraph 3.4 shall not apply in the event that Holder declines to fund subsequent Tranches pursuant to this Note, including, but not limited to, the second Tranche.

3.5        Restrictions on Other Certain Transactions. So long as the Borrower shall have any obligation under this Note and unless approved in writing by the Holder (which such approval not to be unreasonably withheld), the Borrower shall not directly or indirectly: (a) change the nature of its business; (b) sell, divest, change the structure of any material assets of the Borrower or any Subsidiary other than in the ordinary course of business (c) accept Merchant-Cash-Advances in which it sells future receivables at a discount, any other factoring transactions, or similar financing instruments or financing transactions; or (d) Enter into a borrowing arrangement where the Company pays an effective APR greater than 24.99%.

3.6        Restriction on Common Share Repurchases. So long as the Borrower shall have any obligation under this Note, Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any Common Shares (or other securities representing its capital) of Borrower or any warrants, rights or options to purchase or acquire any such shares; except for the repurchase of shares at a nominal price in connection with rights under an agreement with an employee or consultant of the Borrower whose shares have been forfeited as a result of such employee or consultant’s ceasing to provide services to the Borrower.

3.7        Payments from Future Funding Sources. The Borrower, at the Holder’s discretion, shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note, along with all unpaid interest, fees, and penalties, if applicable, from one hundred percent (100%) of the net proceeds to Borrower or any Subsidiary from the sources of capital described in Sections 3.7.1 and 3.7.2 below (collectively, “Future Funding Sources”), provided however, that the repayment obligation described herein shall only be applicable to up to, and no more than, fifty percent (50%) of the first Five Hundred Thousand Dollars ($500,000) in the aggregate, of net proceeds to Borrower or any Subsidiary from Future Funding Sources. The parties hereby acknowledge that the provisions of Section 5.9 are not applicable to payments made at the election of the Holder pursuant to this Section 3.7.

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3.7.1     Future Financing Proceeds. Any future financings by Borrower or any Subsidiary, whether debt or equity, or any other financing transactions, such as cash advances, royalties or earn-out payments, but not including transactions, the terms of which require that proceeds from such transaction are to be used exclusively to purchase the assets or equity of an unaffiliated business in an arm’s length transaction and the proceeds are used accordingly.

3.7.2     Other Future Receipts. The sale of any assets or securities, of Borrower or any of its Subsidiaries, including but not limited to, the sale of any Subsidiary, the receipt by Borrower or any of its Subsidiaries of any tax credits, collections by Borrower or any of its Subsidiaries pursuant to any settlement or judgement, but not including sales of inventory of the Borrower or its Subsidiaries in the ordinary course of business.

3.8        Use of Proceeds. Borrower agrees to use the proceeds of this Note for general working capital purposes.

3.9        Ranking and Security. The obligations of the Borrower under this Note shall constitute a first priority security interest and rank senior with respect to any and all Indebtedness existing prior to or incurred as of or following the initial Issue Date. The obligations of the Borrower under this Note are secured pursuant to the Security and Pledge Agreement attached hereto. So long as the Borrower shall have any obligation under this Note, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Borrower’s obligations hereunder. As used herein, the term “Indebtedness” means (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issue Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Borrower to finance the purchase of fixed or capital assets, including all capital lease obligations of the Borrower which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (c) above that the Borrower would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Borrower is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation.

3.10      Right of Participation. For a period of eighteen (18) months from the Issue Date, in the event Borrower or any Subsidiary of the Borrower, proposes to offer and sell its securities, whether debt, equity, or any other financing transaction (each a “Future Offering”), the Holder shall have the right, but not the obligation, to participate in the purchase of the securities being offered in such Future Offering up to an amount equal to one hundred percent (100%) of the maximum Principal Amount of this Note in accordance with the terms of such Future Offering.

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3.11      Right of First Refusal. If at any time while this Note is outstanding, the Borrower or any Subsidiary has a bona fide offer of capital or financing from any third party that the Borrower or any Subsidiary intends to act upon, then the Borrower must first offer such opportunity to the Holder to provide such capital or financing to the Borrower or Subsidiary on the same terms as each respective third party’s terms. Should the Holder be unwilling or unable to provide such capital or financing to the Borrower or Subsidiary within five (5) Trading Days from Holder’s receipt of written notice of the offer (the “Offer Notice”) from the Borrower, then the Borrower or Subsidiary may obtain such capital or financing from that respective third party upon the exact same terms and conditions offered by the Borrower to the Holder, which transaction must be completed within 60 days after the date of the Offer Notice. If the Borrower or Subsidiary does not receive the capital or financing from the respective third party within 60 days after the date of the respective Offer Notice, then the Borrower must again offer the capital or financing opportunity to the Holder as described above, and the process detailed above shall be repeated. The Offer Notice must be sent via electronic mail to avi@leonitecap.com Cc: dberger@bergerlawpllc.com.

3.12      Terms of Future Financings. So long as this Note is outstanding, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security that was originally issued before the Issue Date, by the Borrower or any Subsidiary, with any term that the Holder reasonably believes is either more favorable to the holder of such security than to the Holder in this Note, or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then (i) the Borrower shall notify the Holder of such additional or more favorable term within five (5) business days of the issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Holder’s option, shall become a part of the transaction documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 3.12), provided, however, that this provision is not applicable to compensation paid by Borrower to its employees or directors pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose by Borrower’s Board of Directors. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversions, conversion discounts, conversion lookback periods, prepayment rate, interest rates, original issue discounts, stock sale price, private placement price per share, commitment shares, and warrant coverage. If Holder elects to have the term become a part of the Transaction Documents with the Holder, then the Borrower shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the “Acknowledgment”) within ten (10) business days of Borrower’s receipt of request from Holder (the “Adjustment Deadline”), provided that Borrower’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

3.13      Registration Rights.

3.13.1 If the Borrower or any Subsidiary proposes to register any of its Common Shares (other than pursuant to a Registration on Form S-4 or S-8 or any successor form), or to issue, sell, grant, or otherwise make a disposition of any of its Common Shares through a filing of Form 1-A, it will give prompt written notice to the Holder of its intention to effect such registration (the “Incidental Registration”). Within ten (10) business days of receiving such written notice of an Incidental Registration, the Holder may make a written request (the “Piggy-Back Request”) that the Borrower include in the proposed Incidental Registration all, or a portion, of the Registrable Securities owned by the Holder. As used herein, Registrable Securities shall mean the Equity Interest shares, and the shares underlying the Warrant (such equity securities due upon exercise of the Warrant are referred to herein as, the “Underlying Securities”). The Borrower will use its commercially reasonable efforts to include in any Incidental Registration all Registrable Securities which the Borrower has been requested to register pursuant to any timely Piggy-Back Request to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered.

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3.13.2 Within ninety (90) days of the Issue Date, Borrower shall be required to file a Registration Statement on Form S-1 with the SEC to register the Registrable Securities issued to Holder pursuant to this Note. Borrower will use its best efforts to cause such Registration Statement to be expeditiously (1) declared effective by the SEC and (2) be in compliance with Blue Sky laws of at least one state that Holder is authorized to do business in.

3.13.3 The Holder’s rights under this Section 3.13 shall automatically terminate once the Holder has sold all of the Registrable Securities.

3.14     Rollover Rights. So long as the Note is outstanding, if the Borrower completes any single public offering or private placement of its equity, equity-linked or debt securities (each, a “Future Transaction”), the Holder may elect to apply all, or any portion, of the then outstanding principal amount of the Note and any accrued but unpaid interest, including any amounts that would be added to the principal outstanding in the event that any redemption right or prepayment right is exercised by either the Holder or the Borrower, as purchase consideration for such Future Transaction (the “Rollover Rights”). The Borrower shall give written notice to Holder as soon as practicable, but in no event less than fifteen (15) days before the anticipated closing date of such Future Transaction. The Holder may exercise its Rollover Rights by providing the Borrower written notice of such exercise within five (5) Business Days before the closing of the Future Transaction. In the event Holder elects to exercise its Rollover Rights, then such elected portion of the outstanding principal amount of this Note and accrued but unpaid interest shall automatically convert into the corresponding securities issued in such Future Transaction under the terms of such Future Transaction, such that the Holder will receive the securities (including, without limitation, any warrants) issuable under the Future Transaction. Notwithstanding the foregoing, Borrower’s obligations under this Section 3.14 shall not be applicable in the event that Borrower delivers a Prepayment Notice to Holder, pursuant to Section 5.9, concurrently with or prior to the closing of the Future Transaction and pays the Note in full pursuant to the terms of Section 5.9.

3.15      Exchange Act Reporting. If and upon Borrower becoming a fully reporting company under the Exchange Act, so long as the Note is outstanding, Borrower shall remain a fully reporting company under the SEC reporting requirements and remain subject to and fully compliant with, the annual and periodic reporting requirements of the Exchange Act (including but not limited to becoming current in its filings). Failure to remain a fully reporting company (subject to Borrower becoming a fully reporting company) and subject to and compliant with the Exchange Act as described herein, (including but not limited to becoming delinquent in its filings), shall be an Event of Default (as defined below) under Section 4.9.

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3.16     Opinion Letter. At the earlier of (i) six (6) months from the Issue Date or (ii) on the date upon which the Borrower completes a Registered Public Offering of shares of the Company, the Borrower shall be responsible for supplying an opinion letter specific to the fact that Common Shares issued pursuant to exercise of the Warrant, as well as the Equity Interest, are either exempt from Registration Requirements pursuant to Rule 144 (so long as the requirements of Rule 144 are satisfied) or have been duly registered and permitted to be sold and transferred without restriction. Failure to provide an opinion letter as described herein shall be an event of default pursuant to Section 4.2 of the Note. Failure of the shares of the Company to be eligible for Rule 144 as prescribed herein, shall be an event of default pursuant to Section 4.25 of the Note.

3.17     Authorized Shares. Borrower covenants that so long as the Warrant is outstanding Borrower will reserve from its authorized and unissued Common Shares a sufficient number of shares, free from preemptive rights, to provide for the issuance of the Underlying Securities upon exercise of the Warrant. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if Borrower shall issue any securities or make any change to its capital structure which would change the number of Underlying Securities shall be exercisable for at the then current Exercise Price, Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from preemptive rights, for exercise of the outstanding Warrant, including but not limited to authorizing additional shares or effectuating a reverse split. Borrower (i) acknowledges that it has irrevocably instructed its transfer agent by letter, a copy of which is attached hereto as Exhibit A to issue certificates for the Underlying Securities upon exercise of the Warrant, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing Common Share certificates to execute and issue the necessary certificates for Common Shares in accordance with the terms and conditions of the Warrant. Borrower further covenants that so long as any obligation under this Note remains outstanding, Borrower will not establish a reserve of its Common Shares for the benefit of any party other than the Holder, without prior approval in writing by Holder. Failure by Borrower to reserve a sufficient number of shares, or the establishment of a reserve without prior approval, as required above, will be considered an Event of Default under Section 4.2 of the Note.

3.18     Concerning the Common Shares. The Equity Interest and Underlying Securities issuable pursuant to this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 3.18 and who is an Accredited Investor. Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the Equity Interest and Underlying Securities issuable pursuant to this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for the Equity Interest and Underlying Securities issuable pursuant to this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

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NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Equity Interest and Underlying Securities may be made without registration under the Act, which opinion shall be accepted by Borrower (which acceptance shall be subject to and conditioned on any requirements, if any, of the its transfer agent, the exchange on which Borrower is then trading or other applicable laws, rules or regulations) so that the sale or transfer is effected or (ii) in the case of the Equity Interest and Underlying Securities issuable pursuant to this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 4.2 of the Note; provided that notwithstanding the foregoing, if Borrower is legally unable to accept such opinion as a result of any of Borrower’s transfer agent requirements, the requirements of the exchange on which Borrower is then traded, or other applicable laws, rules or regulations, Borrower’s non-acceptance shall be an Event of Default pursuant to Section 4.25.

ARTICLE IV. EVENTS OF DEFAULT

It shall be considered an event of default if any of the following events listed in this Article IV (each, an “Event of Default”) shall occur:

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4.1       Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise. A three (3) day cure period shall apply for failure to make a payment when due except where payments are noted herein as being due immediately or for payments due on the Maturity Date of any Tranche which in each case shall have no cure period.

4.2       Failure to Reserve Shares. (a) Borrower fails to reserve a sufficient amount of Common Shares as required under the terms of this Note, fails to issue Common Shares to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the exercise rights of the Holder in accordance with the Warrant, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) the Equity Interest and Underlying Securities issued to the Holder upon exercise of or otherwise pursuant to the Warrant as and when required by this Note, Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) the Equity Interest and Underlying Securities to be issued to the Holder upon exercise of or otherwise pursuant to the Warrant as and when required by this Note, or fails to cause to be removed (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any Equity Interest or Underlying Securities issued to the Holder upon exercise of or otherwise pursuant to the Warrant as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph), or fails to supply an opinion letter specific to the fact that the Underlying Securities issued pursuant to exercise of the Warrant, as well as the Equity Interest, are either exempt from Registration Requirements pursuant to Rule 144 or have been duly registered on a registration statement, so long as the Rule 144 conditions or the registration requirements, as applicable, have been satisfied, and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered an Exercise Notice. It is an obligation of Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if an exercise of the Warrant is delayed, hindered or frustrated due to a balance owed by Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to Borrower’s transfer agent in order to process a Warrant exercise, such advanced funds shall be paid by Borrower to the Holder within five (5) business days of a demand from the Holder, either in cash or as an addition to the outstanding Principal Amount of the Note, and such choice of payment method is at the discretion of Borrower. (b) Borrower establishes a reserve of its Common Shares for the benefit of a party other than the Holder, without obtaining prior approval in writing by the Holder.

4.3       Breach of Covenants. Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation or other material term or condition contained in this Note, or in the related Warrant, Purchase Agreement, Security and Pledge Agreement, or any other ancillary documents executed in connection therewith (together, the “Transaction Documents”) and breach continues for a period of ten (10) days without being cured.

4.4       Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) an effect on the rights of the Holder with respect to this Note and the other Transaction Documents.

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4.5       Receiver or Trustee. Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

4.6       Judgments or Settlements. (i) Any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days unless otherwise consented to by the Holder; or (ii) the delinquency of an obligation on the Borrower in an amount over $500,000, incurred in connection with a settlement of any claim or litigation, that remains uncured for a period of sixty (60) days, in each case unless otherwise consented to by the Holder.

4.7       Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower shall have a sixty (60) day cure period in which to have such involuntary proceedings dismissed.

4.8       Delisting of Common Shares. If at any time on or after the date in which Borrower’s Common Shares are listed or quoted on OTC Markets or an equivalent U.S. replacement trading platform, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT, Borrower shall fail to maintain the listing or quotation of the Common Shares, or if its shares have been suspended from trading on OTC Markets or a U.S. equivalent replacement trading platform, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT.

4.9       Failure to Comply with the Exchange Act. Borrower shall fail to be fully compliant with, or cease to be subject to, the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings), for 30 consecutive days until such time that such non compliance has been cured, assuming that Borrower has become subject to the Exchange Act reporting requirements subsequent to the Issue Date.

4.10     Change of Control or Liquidation. (a) Any Change of Control (defined below) of the Borrower, so long as any portion of the Note is outstanding, or (b) the dissolution, liquidation, or winding up of Borrower or any substantial portion of its business. As used herein, a “Change of Control” shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Borrower or any subsidiary of the Borrower) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board

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(for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Borrower’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Borrower or (ii) the merger or consolidation of the Borrower, other than a merger or consolidation in which (x) the holders of the common stock of the Borrower immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Borrower; (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Borrower; or (e) the appointment of a new chief executive officer.

4.11     Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be considered a cessation of operations by the Borrower or an admission that the Borrower cannot pay its debts as they become due.

4.12     Maintenance of Assets. The failure by Borrower to maintain any intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of Borrower or any of its subsidiaries (a “Material Adverse Effect”).

4.13     Financial Statement Restatement. Borrower restates any financial statements for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note.

4.14     Failure to Execute Transaction Documents or Complete the Transaction. The failure of the Borrower to execute any of the Transaction Documents or to complete the transaction for the full Principal Amount of the Note, as contemplated by the Purchase Agreement.

4.15     Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Transaction Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Holder, exclusive of the execution of the Transaction Documents or the transactions and acts contemplated herein.

4.16     Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Holder or any other third party (the “Other Agreements”), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

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4.17     Intentionally Left Blank.

4.18     Certain Transactions. Borrower enters into certain transactions prohibited by Sections 3.3, 3.4, 3.5, and 3.6 of this Agreement.

4.19     Reverse Splits. The Borrower effectuates a reverse split of its Common Shares without providing twenty (20) days prior written notice of such imminent reverse split to the Holder.

4.20     Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve a sufficient number of Common Shares) signed by the successor transfer agent to Borrower and the Borrower.

4.21     DTC “Chill”. The DTC places a “chill” (i.e. a restriction placed by DTC on one or more of DTC’s services, such as limiting a DTC participant’s ability to make a deposit or withdrawal of the security at DTC) on any of the Borrower’s securities that remains uncured for a period of 30 days.

4.22     DWAC Eligibility. Borrower fails to seek to become DTC registered within 30 days of the Issue Date.

4.23     Bid Price. The Borrower shall lose the “bid” price for its Common Shares ($0.0001 on the “Ask” with zero market makers on the “Bid” per Level 2) and/or a market (including OTC Markets or an equivalent replacement marketplace or trading platform).

4.24     Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

4.25     Unavailability of Rule 144. If, at any time on or after the date that is six (6) months from the Issue Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Borrower’s transfer agent in order to facilitate the Holder’s exercise of the Warrant into free trading shares of the Borrower’s Common Shares pursuant to Rule 144, and/or (ii) thereupon deposit such shares into the Holder’s brokerage account.

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4.26     Failure of Security Interest. (a) Any material provision of the Security and Pledge Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Borrower or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under the Security and Pledge Agreement; (b) the Security and Pledge Agreement, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Holder on any collateral purported to be covered thereby.

4.27     Remedies Upon Default.

3.1.1.1 Upon the occurrence of any Event of Default specified in this Article IV, in addition to and without limitation of other remedies set forth herein in this Note, (i) interest shall accrue on all amounts due under this Note at the Default Interest rate until payment in full of such amounts, including following the entry of a judgment in favor of Holder; and (ii) this Note shall become immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived by the Borrower, and the Borrower shall pay to the Holder, an amount (the “Default Amount”) equal to the Principal Amount then outstanding, including the Monitoring Fees (defined below), plus accrued and unpaid interest through the date of the Event of Default, unaccrued interest through the remainder of the Tranche Terms, together with all costs, including, without limitation, legal fees and expenses of collection, and Default Interest through the date of full repayment. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in the Related Documents.

3.1.2.1 Upon the occurrence and during the continuation of an Event of Default, Borrower shall incur a monthly monitoring fee (“Monitoring Fee”) in the amount of ten thousand Dollars ($10,000) per month commencing in the month in which the Event of Default occurs and continuing until the Event of Default is cured in order to cover the Holder’s costs of monitoring and legal expenses and other expenses incurred by Holder.

ARTICLE V. MISCELLANEOUS

5.1       Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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5.2       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

SmartCard Marketing Systems, Inc

20C Trolley Square

Wilmington, DE, 19806

Attn: Massimo Barone

e-mail: mbarone@smartcardmarketingsystems.com

Cc: evan@costaldolaw.com

If to the Holder:

Leonite Fund I, LP

1 Hillcrest Center Dr., Suite 232

Spring Valley, NY 10977

Attn: Avi Geller

e-mail: avi@leonitecap.com

Cc: Siegfied@leonitecap.com; jake@leonitecap.com; dberger@bergerlawpllc.com

5.3       Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4       Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act).

5.5       Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including attorneys’ fees. Such amounts spent by Holder shall be added to the Principal Amount of the Note at the time of such expenditure.

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5.6       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state and/or federal courts located in Delaware. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. All transactions contemplated herein are being made subject to the rules of Iska as found on Leonite’s website (Leonitecap.com/iska).

5.7       Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty.

5.8       Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

5.9       Prepayment. Unless an Event of Default shall occur, Borrower shall have the right at any time prior to the Maturity Date, upon five (5) business days’ electronic mail notice to the Holder (the “Prepayment Notice”), to prepay the Note by making a payment to Lender equal to 110% multiplied by the sum of (i) the outstanding Principal Amount, (ii) all accrued and unpaid interest, (iii) all unaccrued interest through the remainder of the Term that is guaranteed pursuant to Section 1.2 above, and (iv) any other amounts due under the Note (the “Prepayment Amount”). The Prepayment Notice must be received by Holder no later than five (5) business days prior to the date that Borrower proposes to remit the Prepayment Amount (the “Prepayment Date”). If Borrower does not remit the Prepayment Amount on or before the Prepayment Date, then (i) such Prepayment Notice shall be canceled and (ii) the Prepayment right granted under this Section 5.9 shall be terminated.

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5.10     Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments which under Delaware law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under Delaware law in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by Delaware law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Holder’s election.

5.11     Section 3(a)(10) Transactions. If at any time while this Note is outstanding, the Borrower enters into a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act, then a liquidated damages charge of 25% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment or as an addition to the balance of the Note, as determined by mutual agreement of the Borrower and Holder.

5.12     No Broker-Dealer Acknowledgement. Absent a final adjudication from a court of competent jurisdiction stating otherwise, so long as any obligation of Borrower under this Note or the other Transaction Documents is outstanding, Borrower shall not state, claim, allege, or in any way assert to any person, institution, or entity, that Holder is currently, or ever has been, a broker-dealer under the Securities Exchange Act of 1934.

5.13     Opportunity to Consult with Counsel. The Borrower represents and acknowledges that it has been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with its counsel before signing it and that it is freely and voluntarily signing the Transaction Documents in exchange for the benefits provided herein. The Borrower further represents and acknowledges that it has been provided a reasonable period of time within which to review the terms of the Transaction Documents. In light of this, the Borrower will not contest the validity of the Transaction Documents and the transactions contemplated therein, and Borrower represents and acknowledges that all parties hereto have participated in the preparation of this Note and the other Transaction Documents. In any construction of the terms of the Note or the other Transaction Documents, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

5.14     Intentionally Omitted.

5.15     Integration. This Note, along with the other Transaction Documents, constitute the entire agreement between the Parties and supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written, unless expressly incorporated herein, related to the subject matter of the Agreement. Unless expressly provided otherwise herein, this Note may not be modified unless in writing signed by the duly authorized representatives of the Borrower and the Holder. If any provision or part thereof is found to be invalid, the remaining provisions will remain in full force and effect.

[signature page to follow]

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this March 10, 2022.

SmartCard Marketing Systems, Inc

By:
Name:	Massimo Barone
Title:	Chief Executive Officer

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EXHIBIT A – FORM OF TRANSFER AGENT INSTRUCTION LETTER

(See Attached)

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EXHIBIT B – PAYMENT SCHEDULE FOR THE FIRST TRANCHE

Date	Total Payment
3/10/2022*	-
4/10/2022	$ 3,314.39
5/10/2022	$ 3,314.39
6/10/2022	$ 3,314.39
7/10/2022	$ 3,314.39
8/10/2022	$ 3,314.39
9/10/2022	$ 3,314.39
10/10/2022	$ 50,662.88
11/10/2022	$ 50,662.88
12/10/2022	$ 50,662.88
1/10/2023	$ 50,662.88
2/10/2023	$ 50,662.88
3/10/2023	$ 50,662.88

* Date of advance of first Tranche

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